Exhibit 99.1

SONIC FOUNDRY REPORTS FISCAL 2007 YEAR-END RESULTS, STRONG ORGANIC GROWTH CONTINUES

•	GAAP revenues totaled $16.7 million, 33 percent year-over-year growth
•	Total billings reached $19.7 million, 44 percent growth over fiscal 2006
•	GAAP EPS loss of $(0.18), non-GAAP EPS loss of $(0.14)

MADISON, WI - November 20, 2007 - Sonic Foundry® Inc. (NASDAQ: SOFO), a leader in automated rich media communications technology, today announced that total fiscal 2007 GAAP revenues were up 33 percent to $16.7 million, compared to fiscal 2006. GAAP net loss for the year was $6.4 million or $0.18 cents per diluted share, compared to $0.11 cents per share in fiscal 2006. Non-GAAP net loss, which primarily excludes from the GAAP figure all non-cash related expenses of stock compensation, depreciation and amortization, was $4.9 million or $0.14 per share compared to $2.3 million or $0.07 per share in fiscal 2006. A reconciliation between GAAP and non-GAAP results is provided at the end of this press release. Total annual billings, which include product license fees as well as services comprised of support contracts, webcasting services, installation, training, rental, event and content hosting services were $19.7 million, an increase of 44 percent year-over-year.

Recognized service revenues were $4.3 million, approximately 26 percent of net revenues for the fiscal year and an increase of 70 percent over the $2.5 million the company recorded in fiscal 2006. Annual service billings for the year were $6.2 million, up 59 percent from $3.9 million in 2006. Hosting and event billings increased significantly to $1.9 million from $500,000 year-over-year. At September 30, 2007, an accumulated $3.3 million of unearned revenue was billed and deferred for services to be recognized in upcoming quarters.

“We are delighted with our progress in 2007 and have planted seeds for the future by positioning the company for continuing high growth performance. We substantially strengthened our business this past year by diversifying our offerings and further building out our team, all necessary investments for a technology company at the forefront of a high growth industry,” said Sonic Foundry chairman and CEO Rimas Buinevicius. “The size, complexity and scope of our installations continue to increase. By expanding our service offerings, we have added a strong complement to our licensed products. This addition resulted in growth of billings and recurring revenue streams, while also providing greater visibility for future business.”

Sales to higher education customers continue to contribute strongly to the company’s overall sales. In fiscal 2007, education institutions represented 49 percent of the customer mix followed by corporations at 32 percent and government at 6 percent. Key customer acquisitions for the fourth quarter of fiscal 2007 again included multiple law, medical and business schools (Lewis & Clark College of Law, Ohio Northern University College of Pharmacy, University of Hawaii at Manoa Shidler College of Business, University of Idaho College of Business, University of Minnesota Health Sciences, University of Montana School of Business, Vanderbilt Children’s Hospital); international education leaders (United Arab Emirates University, University of Tromso); top corporations (Boeing, Cisco Systems, Lockheed Martin Advanced Technical Laboratory, Lord Abbett, RJ Young Company); government agencies (Federal Law Enforcement Training Center, US Army General Council, US Department of Health and Human Services); and healthcare associations and providers (Alberta Cancer Board, Duncan Regional Hospital-OK, Global Health Council, Greensboro Area Health Education Center-NC, Longmont United Hospital-CO, Nevada Cancer Institute, Vanderbilt Children’s Hospital).

Total gross margins for fiscal 2007 were 75 percent compared to 74 percent in the previous year. Sales of higher margin service contracts typically follow initial licensed product sales made through the distribution channel and activate upon completion of installation. The company expects future quarterly gross margins to continue to increase as service revenues are recognized and contribute to a greater percentage of reported revenue. In addition, operating cash flow will benefit from up front collections on billings related to yearly service contracts.

Revenues for the fourth quarter of fiscal 2007 were $4.7 million, an increase of 15 percent from the $4.1 million reported for the fourth quarter of fiscal 2006. Billings rose to $5.8 million for the quarter versus $4.6 million in the fourth quarter of 2006. The company reported a GAAP net loss of $1.4 million or $0.04 per share for fourth fiscal compared to $341,000 or a loss of $0.01 per share in Q4-2006.

As reported previously, increases in operating expenses for fiscal 2007 were largely due to planned investments in new product and service offerings, continued growth in the sales and marketing organization including an added emphasis on pre- and post- sales account management and recruitment of additional technical personnel. The company anticipates fiscal 2008 operating results will continue to improve through operating leverage as revenue growth continues to climb faster than operating expenses.

During fiscal 2007, the company marked several key milestones including:
•
Unveiling enhanced multi-modal search on with the signing of the company’s first customers interested in tagging, managing and accessing rich media information within their growing content repositories.

•	Launching new offerings including the Mediasite Now webcasting service model and Event Services group.
•
Enhancing the flagship Mediasite Server platform with podcasting support, fully automated scheduling and start-stop of presentation recording, and the redefined Mediasite Management Portal to streamline content creation, management and search.

•	Hosting the company’s first Mediasite User Conference, attended by over 125 customers spanning 25 states and 10 countries.
•	Being voted Best Webcast Platform and Best Webcasting Appliance in the first annual Streaming Media Magazine Readers Choice Awards.
•	Being named to Baseline Magazine’s top ten fastest growing small software companies and to Deloitte’s 2007 Technology Fast 500 list.
•	Shipping its 2000th Mediasite Recorder to the University of Southern California under their campus-wide technology enhanced learning initiative.
•
Documenting through a commissioned study by Forester® Consulting, “The Total Economic Impact™ of Mediasite”, a 155 percent risk-adjusted return on investment (ROI) for using Mediasite to webcast training.

“We close 2007 being recognized for our leadership position in this emerging market, a lead that is rooted in our unique design and our dedication to creating the most elegant workflow with the least amount of customer effort. Each day, we are scoping larger campus- and company-wide webcasting deployments by working with more C-level leaders in both the academic and corporate enterprise. These executives realize webcasting, and specifically Mediasite, is becoming the emerging technology most likely to provide immediate and long lasting value,” said Buinevicius.

Sonic Foundry will host a Mediasite webcast today to discuss its fiscal 2007 results at 3:30 p.m. CT/4:30 p.m. ET. It will use Mediasite to webcast the presentation for both live and on-demand viewing. To access the presentation, go to www.sonicfoundry.com/fy07. An archive of the webcast will be available for 30 days.

EXPLANATION OF NON-GAAP MEASURES
To supplement our financial results presented on a GAAP basis, we use the measure of non-GAAP net loss in our financial presentation, which exclude certain non-cash costs. These costs include stock-based compensation which we believe is helpful in understanding our past financial performance and our future results. Our non-GAAP financial measure is not meant to be considered in isolation or as a substitute for comparable GAAP measures, and should be read only in conjunction with our consolidated financial statements prepared in accordance with GAAP. Our management regularly uses our supplemental non-GAAP financial measures internally to understand, manage and evaluate our business and make operating decisions. These non-GAAP measures are among the factors management uses in planning for and forecasting future periods. Our non-GAAP financial measures reflect adjustments based on the following items, as well as the related income tax effects:

•
Stock-based compensation expenses: We adopted FASB Statement No. 123R, Share-Based Payments, on October 1, 2005, under the modified prospective method. Statement 123R requires us to record non-cash operating expenses associated with stock option awards at their estimated fair values. Prior to our Statement 123R adoption, we were required to record stock-based compensation expenses at intrinsic value, which was zero since we only issue stock options at the market price of our stock on the date issued. In accordance with the modified prospective method, our financial statements for prior periods have not been restated to reflect, and do not include, the changes in methodology to expense options at fair values in accordance with Statement 123R. Stock-based compensation is a key incentive offered to our employees. We believe such compensation contributed to the revenues earned during the periods presented and also believe it will contribute to the generation of future period revenues. As a result, we continue to evaluate our business performance excluding stock-based compensation expenses.

•
Depreciation and amortization of intangible and other assets expenses: We have excluded the effect of depreciation and amortization of assets from our pro-forma net loss. Amortization of intangible assets expense varies in amount and frequency and it is significantly affected by the timing and size of our acquisitions. Depreciation and amortization of asset costs is a non-cash expense that includes the periodic write-off of tooling, product design and other assets that contributed to revenues earned during the periods presented and will contribute to future period revenues as well. Amortization expenses will recur in future periods.

About Sonic Foundry®, Inc.
Founded in 1991, Sonic Foundry (NASDAQ: SOFO) is a technology leader in the emerging rich media communications marketplace, providing enterprise solutions and services that link an information driven world. Sonic Foundry is named on Ziff Davis Media’s Baseline Magazine’s list of the top ten fastest-growing software companies with sales under $150 million and named one of Deloitte’s Technology Fast 500 companies. Voted Best Webcasting Platform and Best Webcasting Appliance in the Streaming Media Magazine Readers’ Choice Awards, the company’s solutions are trusted by education institutions, Fortune 500 companies and government agencies for a variety of critical communication needs. Sonic Foundry is changing the way organizations communicate via the Web and how people around the globe receive vital information needed for work, professional advancement, safety and education. Sonic Foundry is based in Madison, WI. For more information about Sonic Foundry, visit the company's Website at www.sonicfoundry.com.

Investor Contact:
Rob Schatz
Wolfe, Axelrod, Weinberger & Assoc., LLC
212-370-4500
rob@wolfeaxelrod.com

Certain statements contained in this news release regarding matters that are not historical facts may be forward-looking statements. Because such forward-looking statements include risks and uncertainties, actual results may differ materially from those expressed in or implied by such forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to, uncertainties pertaining to continued market acceptance for Sonic Foundry's products, its ability to succeed in capturing significant revenues from media services and/or systems, the effect of new competitors in its market, integration of acquired business and other risk factors identified from time to time in its filings with the Securities and Exchange Commission.

Sonic Foundry, Inc. Consolidated Statement of Operations (in thousands except for share and per share data)
	September 30,
	2007	2006
Assets
Current assets:
Cash and cash equivalents	$8,008	$2,751
Accounts receivable, net of allowances of $270 and $160	5,001	3,442
Inventories	204	398
Prepaid expenses and other current assets	975	399
Total current assets	14,188	6,990

Property and equipment:
Leasehold improvements	975	893
Computer equipment	2,267	2,275
Furniture and fixtures	461	422
Total property and equipment	3,703	3,590
Less accumulated depreciation and amortization	1,520	1,296
Net property and equipment	2,183	2,294
Other assets:
Goodwill and other intangible assets, net of amortization of $1,656 and $1,598	7,610	7,628
Total assets	$23,981	$16,912

Liabilities and stockholders' equity
Current liabilities:
Accounts payable	$1,512	$1,521
Accrued liabilities	1,023	1,225
Unearned revenue	3,314	2,005
Current portion of notes payable	333	─
Current portion of capital lease obligation	66	41
Total current liabilities	6,248	4,792

Long-term portion of capital lease	69	78
Long-term portion of notes payable	556	─
Other liabilities	348	441
Total liabilities	7,221	5,311

Stockholders' equity:
Preferred stock, $.01 par value, authorized 5,000,000 shares; none issued	─	─
5% preferred stock, Series B, voting, cumulative, convertible, $.01 par value (liquidation preference at par), authorized 10,000,000 shares, none issued	─	─
Common stock, $0.01 par value, authorized 100,000,000 shares; 35,684,503 and 32,266,217 shares issued and 35,557,336 and 32,195,967 shares outstanding	357	322
Additional paid-in capital	183,528	172,033
Accumulated deficit	(166,930)	(160,560)
Receivable for common stock issued	(26)	(26)
Treasury stock, at cost, 127,167 and 70,250 shares	(169)	(168)
Total stockholders' equity	16,760	11,601
Total liabilities and stockholders' equity	$23,981	$16,912

Sonic Foundry, Inc. Consolidated Balance Sheets (in thousands except for share and per share data)
	Years Ended September 30,
	2007	2006	2005
Revenue:
Product	$12,445	$9,902	$6,928
Services	4,254	2,506	975
Other	38	156	439
Total revenue	16,737	12,564	8,342

Cost of revenue:
Product	3,755	3,215	2,754
Services	378	─	─
Total cost of revenue	4,133	3,215	2,754
Gross margin	12,604	9,349	5,588

Operating expenses:
Selling and marketing	12,236	7,630	5,277
General and administrative	3,886	3,041	2,864
Product development	3,100	2,238	1,803
Total operating	19,222	12,909	9,944
Loss from operations	(6,618)	(3,560)	(4,356)

Interest expense	(37)	(6)	─
Other income, net	285	83	187
Total other income	248	77	187

Net loss	$(6,370)	$(3,483)	$(4,169)

Loss per common share:
Basic net loss per common share	$(0.18)	$(0.11)	$(0.14)
Diluted net loss per common share	$(0.18)	$(0.11)	$(0.14)

Weighted average common shares - Basic	34,688,039	32,015,310	30,363,000
- Diluted	34,688,039	32,015,310	30,363,000

Non-GAAP Consolidated Statements of Operations
(in thousands)

	Fiscal Year Ended September 30, 2007			Fiscal Year Ended September 30, 2006
	GAAP	Adj(1)	Non-GAAP	GAAP	Adj(1)	Non-GAAP

Revenues	$16,737	—	$16,737	$12,564	—	$12,564

Cost of revenue	12,604	(53)	12,551	9,349	(368)	8,981

Total Operating expenses	19,222	(1,437)	17,785	12,909	(849)	12,060

Loss from operations	(6,618)	1,490	(5,128)	(3,560)	(1,217)	(2,343)

Other income	248	—	248	77	—	77

Net loss	$(6,370)	$1,490	$(4,880)	$(3,483)	$(1,217)	$(2,266)

Diluted net loss per common share	$(0.18)	$0.04	$(0.14)	$(0.11)	$0.04	$(0.07)

(1)Adjustments consist of the following:

Amortization (in COGS)		53			368
Depreciation (in G&A)		653			364
Stock-based compensation(2)		784			485

Total non-GAAP adjustments		1,490			1,217

(2) Stock-based compensation is included in the following GAAP operating expenses:

Selling and marketing		504			296
General and administrative		107			70
Research and development		173			119

Total stock-based compensation		784			485